EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

William T. Hart, P.C.	Email: harttrinen@aol.com
Will Hart	Fax: Fax: (303) 839-5414

(303) 839-0061

August 5, 2025

CEL-SCI Corporation

8229 Boone Blvd. #802

Vienna, VA 22182

This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation (“CEL-SCI”), of shares of its common stock, preferred stock, convertible preferred stock, rights, units, and warrants, as well as any securities issuable upon the conversion of preferred stock or upon exercise of warrants, having a maximum value of $100,000,000 all as referred to in the Registration Statement on Form S-3 filed by CEL-SCI with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, and a copy of the Registration Statement, and such other documents as we considered necessary for purposes of this opinion.  In our opinion:

•	CEL-SCI is authorized to issue the securities which are the subject of the Registration Statement;

•	such securities, when sold, will be legally issued, fully paid and non-assessable; and

•	the warrants and rights will be, when issued, binding obligations of CEL-SCI under the laws of Colorado.

Very truly yours, HART & HART, LLC

/s/ William T. Hart

William T. Hart